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                                                                  EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

         This Employment Agreement is entered into between JT Storage, Inc., a Delaware corporation (the "Company"), and Kenneth D. Wing ("Executive") effective as of June 26, 1995 (the "Effective Date") and sets forth the terms and conditions of the Company's employment of Executive, as follows:

         1. Position. Upon the Effective Date, Executive is employed as Senior Vice President-Engineering and Quality, reporting directly to the Chief Executive Officer of the Company.

         2. Employment Term. The term of employment shall be "at will," and may be terminated by either party at any time either with or without cause (subject to certain severance obligations of the Company to Executive under certain circumstances within two years after the Effective Date, as provided in
Section 7 below).

         3. Base Compensation. For his services, the Company will pay Executive a base salary at the rate of $225,000 per year (the "Base Salary"), payable in accordance with the Company's general practices for the payment of base salary to its executives. The Company, by action of its Board of Directors in its discretion, may increase, but not decrease, the Base Salary at any time and from time to time during the first two years following the Effective Date.

         4. Management Bonus Programs. Executive shall be eligible to participate in any distribution of bonuses in a manner commensurate with the participation of the Company's other executives. The Company intends to establish a Management Bonus Program after such time as the Company's operations become profitable. It is anticipated that, under such Management Bonus Program, Executive and other senior executives will receive a performance and compensation review on an annual basis.

         5. Loan to Executive. Upon the Effective Date, Executive will receive a $160,000 loan from the Company (the "Loan") which shall bear interest at the lowest applicable federal rate required to avoid imputed interest under federal tax laws. The principal amount of the Loan, plus such interest, will be subject to forgiveness as follows:

              (a) subject to Executive's continued employment with the Company through January 1, 1996, on January 1, 1996 $80,000 principal of the Loan will be forgiven and all interest accrued thereon as of such date will be forgiven; and
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              (b)  subject to Executive's continued employment with the Company through January 1, 1997, on January 1, 1997 $80,000 principal balance and all accrued interest on the Loan shall be forgiven.

              As provided in Section 7 below, if, prior to January 1, 1997, Executive is terminated by the Company without "cause" (as defined in Section 7(b) below) or Executive dies or becomes disabled, all principal and accrued interest on the Loan shall be forgiven as of the termination date. If Executive is terminated by the Company for "cause," or if Executive terminates his employment with the Company, in either case prior to January 1, 1997, all unpaid principal and accrued interest on the Loan shall become due and payable immediately upon such termination.

         6. Stock Options. Upon Executive's commencement of employment, Executive will be granted an incentive stock option, under the Company's 1995 Stock Option Plan (a copy of which has been delivered to Executive, and receipt of which is hereby acknowledged by Executive), to purchase 300,000 shares of Common Stock of the Company at an option exercise price of $.25 per share. Such option shall vest (that is, become exercisable) over a four-year period, such that 37,500 shares shall vest six months after the Effective Date and, thereafter, an additional 6,250 shares shall vest on a monthly basis until the option becomes fully vested on the fourth anniversary of the Effective Date. Such option shall otherwise be in accordance with the terms and conditions of the 1995 Stock Option Plan and shall not be in any manner affected by this Agreement. As an alternative to the foregoing, Executive may choose (subject to compliance with all applicable securities laws) to purchase 300,000 shares of Common Stock, at a price of $.25 per share, which shares will be subject to a repurchase right of the Company (at $.25 per share) upon any termination of employment with or without cause, and which repurchase right will terminate in the same manner that the option described above would vest (i.e., the Company's repurchase right would terminate as to 37,500 shares six months after the Effective Date and, thereafter, would terminate as to an additional 6,250 shares on a monthly basis until the fourth anniversary of the Effective Date, at which time the Company's repurchase right would have fully terminated). If this alternative is used, Executive will pay 20% of the purchase price for the shares in cash, and the balance will be represented by a full recourse promissory note (bearing interest at the lowest applicable federal rate required to avoid imputed interest under federal tax laws), which would require four equal annual payments of principal, plus accrued interest through the date of payment, on each anniversary of the purchase date. Such promissory note would be secured by the 300,000 shares of Common Stock.


                                       2.
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         7.   Termination of Employment Within Two Years.

              (a) Termination by Company Without Cause. If the Company elects to terminate Executive's employment hereunder without "cause" (as defined in paragraph (b) below) within two years after the Effective Date, the Company will provide Executive the following severance benefits:

                    (i) The Company will continue to pay to Executive the Executive's then-effective Base Salary (which shall not be less than $225,000) until the second anniversary of the Effective Date; provided, however, that (1) such Base Salary payments shall be reduced by any amounts earned or accrued by Executive during such period as compensation from any subsequent employer, and (2) such Base Salary payments shall terminate immediately if Executive commences employment with, or provides advice or consulting services to, a competitor of the Company; and

                    (ii) The Company shall continue to provide Executive with medical, dental and life insurance coverage (as generally available to executives of the Company) during such period as the Company is obligated to continue to pay to Executive the full amount of Base Salary pursuant to the immediately preceding paragraph (i).

              (b) Termination by Executive, or Termination by Company for Cause. If the Executive terminates his employment hereunder (including a termination by reason of death or disability) or if the Company elects to terminate Executive's employment for cause, in either case within two years after the Effective Date, such employment will terminate on the date fixed by Executive or the Company (as the case may be), and thereafter the Company will not be obligated to pay Executive any additional compensation, other than compensation due and owing to the date of termination. "Cause," for purposes of this Agreement, shall mean any of the following:

                    (i) Willful breach by Executive of any material provision of this Agreement;

                    (ii) Gross negligence or dishonesty in the performance of Executive's duties hereunder; or

                    (iii) Executive intentionally engaging in conduct which is materially detrimental to the business of the Company.


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         8.   Other Provisions.

              (a) Executive shall be entitled to all standard Company benefits.

              (b) Upon presentation of itemized documentation, the Company shall pay or reimburse Executive for all reasonable and necessary expenses incurred by him in connection with his duties hereunder.

              (c) If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect in accordance with their terms. This Agreement, together with the Company's standard form of confidentiality and inventions assignment agreement (which Executive hereby agrees to execute and perform), embodies the entire agreement between the parties relating to the subject matter hereof, and supersedes all previous agreements or understandings. No provision of this Agreement may be amended or waived, except by a writing signed by the parties.

              (d) This Agreement shall be governed by the laws of the State of California.

                                       JT STORAGE, INC.

                                       By: /s/ D. T. Mitchell
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                                           David T. Mitchell, President

                                       /s/ Kenneth Wing
                                       --------------------------------------
                                       Kenneth D. Wing, individually


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